Exhibit 99.1

Jameson Inns, Inc.		PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, GA 30346 (770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE January 7, 2004

	Investor Relations Contact:	Alexander Lagerborg EPOCH Financial alagerborg@epochfinancial.com (888) 917-5146

Jameson Inns, Inc. Completes Strategic Restructuring

A Platform for a Stronger Balance Sheet - Positioned for Growth

ATLANTA, GA, January 7, 2004 — Jameson Inns, Inc. (Nasdaq: JAMS, JAMSP and JAMSO), a leading hotel company with 119 hotels and 8,135 rooms in 14 states, announced that at its annual meeting shareholders approved the elements of a strategic restructuring of the Company, making it a taxable corporation by terminating its status as a real estate investment trust (“REIT”). The Company believes that this restructuring will strengthen its balance sheet, simplify its corporate structure, and set the stage to maximize its growth potential.

As a part of the restructuring, on January 2, 2004, the Company closed its acquisition of Kitchin Hospitality, LLC, the operating company that, together with its predecessors, has leased and operated the hotel properties of Jameson since it became a REIT in 1994. As a result of that closing, Thomas W. Kitchin, the chairman of the board and chief executive officer of Jameson, and other members of his immediate family, the prior owners of Kitchin Hospitality, have been issued a total of 2,185,430 shares of Jameson common stock and received a cash payment in the total amount of $1.3 million used primarily to pay taxes on the transaction. With the closing of this transaction, Kitchin Hospitality has become a wholly owned subsidiary of Jameson and will continue to operate Jameson’s hotel properties.

“The change in our tax status from a REIT to a taxable “C” corporation and the acquisition of Kitchin Hospitality makes a lot of sense for all concerned,” stated Mr. Kitchin. “This move will simplify our corporate structure, and I believe it will improve the financial performance of the Company. Although “C” corporations are taxable, they are traditional corporations and not subject to the complex set of rules applicable to the ownership and operation of REITs. This should make Jameson easier to understand and analyze for both institutional and retail investors. I believe that this new structure will provide us with greater flexibility to use our cash flow to pay down debt, have a stronger balance sheet, and fund internal and external growth as the Company moves forward.” Mr. Kitchin continued, “This is a very exciting time for Jameson Inns. As the founder and largest common shareholder of the Company, it is my goal to create sustainable growth in earnings and cash flows with a commitment to quality and performance for our guests and our shareholders.”

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.